February 6, 2015
Via Overnight Courier
Euramax International, Inc.
Euramax Holdings, Inc.
Amerimax Richmond Company
303 Research Drive, Suite 400
Norcross, Georgia 30092
Attention: Mary S. Cullin

RE:	Ninth Amendment to Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement (this "Amendment")
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement dated March 18, 2011 (as at any time amended, modified, restated, or supplemented, the "Credit Agreement"), by and among EURAMAX INTERNATIONAL, INC., a Delaware corporation ("Borrower"), EURAMAX HOLDINGS, INC., a Delaware corporation ("Holdings"), AMERIMAX RICHMOND COMPANY, an Indiana corporation ("Richmond"; Holdings and Richmond are collectively referred to herein as "Guarantors" and individually as a "Guarantor"; Borrower and Guarantors are collectively referred to herein as "Credit Parties" and individually as a "Credit Party"), REGIONS BANK, an Alabama banking corporation, in its capacity as collateral and administrative agent (together with its successors in such capacity, "Agent") for various financial institutions (together with their respective successors and permitted assigns, "Lenders") party from time to time to the Credit Agreement, and Lenders. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
Credit Parties have requested that Agent and Lenders agree to enter into this Amendment. Subject to the terms and conditions set forth herein, Agent and Lenders are willing to enter into this Amendment.
NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Seasonal Overadvance Notice. By its execution of this Amendment, Borrower requests, effective as of January 26, 2015, that Agent and Lenders add the Seasonal Overadvance (Type B) Amount to the Borrowing Base. The parties hereto acknowledge and agree that this Amendment constitutes a "Seasonal Overadvance Notice" under the Credit Agreement.

2.    Amendments to Credit Agreement. Effective as of January 26, 2015, the Credit Agreement is hereby amended as follows:

(a)    By adding the following definitions of "Alternate Financial Covenant Conditions", "Seasonal Overadvance (Alternate Type B) Conditions" and "Seasonal Overadvance (Alternate Type B) Period" to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

"Alternate Financial Covenant Conditions" means, at any date of determination, the following conditions:

(a)    (i) a Seasonal Overadvance (Type B) Period is then in effect, (ii) the Seasonal Overadvance (Type B) Conditions have been satisfied, and (iii) as of such date, the Seasonal

Overadvance (Type B) Conditions are not being determined based upon the Seasonal Overadvance (Alternate Type B) Conditions, or
(b)    a Seasonal Overadvance (Type C) Period is then in effect and the Seasonal Overadvance (Type C) Conditions have been satisfied,
"Seasonal Overadvance (Alternate Type B) Conditions" means, at all times during the Seasonal Overadvance (Alternate Type B) Period that the Applicable Seasonal Overadvance Amount is being determined based upon the Seasonal Overadvance (Type B) Amount, each of the following conditions, the satisfaction of which shall be determined by Agent:

(a)    Borrowers pay to Agent the Seasonal Overadvance Fee,

(b)    Prior to requesting any Loan during the applicable Seasonal Overadvance (Type B) Period that could not be made if clause (c) of the definition of "Borrowing Base" equaled $0, and within thirty (30) days after the end of each fiscal month, Borrowers deliver to Agent, and Agent finds satisfactory, a set of consolidated and consolidating balance sheets and statements of income of Euramax and its Domestic Subsidiaries as at the end of such fiscal month, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c)    Concurrently with the delivery of the consolidated and consolidating balance sheets and statements of income of Euramax and its Domestic Subsidiaries described in the foregoing clause (b), Borrowers deliver to Agent a Compliance Certificate demonstrating the Seasonal Overadvance US Fixed Charge Coverage Ratio and Consolidated Adjusted EBITDA of Euramax and its Subsidiaries for the immediately preceding twelve-month period; and

(d)    The Compliance Certificate most recently delivered pursuant to clause (c) of this definition demonstrates that (i) the Seasonal Overadvance US Fixed Charge Coverage Ratio for the immediately preceding twelve-month period is equal to or greater than 0.85 to 1.00, and (ii) Consolidated Adjusted EBITDA of Euramax and its Subsidiaries for the immediately preceding twelve-month period is equal to or greater than $52,000,000.

"Seasonal Overadvance (Alternate Type B) Period" means the period beginning on January 26, 2015 and concluding on April 30, 2015.

(b)    By deleting the definition of "Seasonal Overadvance (Type A) Amount" set forth in Section 1.1 of the Credit Agreement and by substituting in lieu thereof the following:

"Seasonal Overadvance (Type A) Amount" means, (a) on any date during a Seasonal Overadvance (Type A) Period, as long as all of the Seasonal Overadvance (Type A) Conditions remain satisfied with respect to any period during which this clause (a) applies, an amount equal to $15,000,000, and (b) an amount equal to $0, on any date that (i) is not during a Seasonal Overadvance (Type A) Period, or (ii) as of which one or more of the Seasonal Overadvance (Type A) Conditions is not satisfied.

(c)    By deleting clause (b) from the definition of "Seasonal Overadvance (Type A) Conditions" set forth in Section 1.1 of the Credit Agreement and by substituting in lieu thereof the following:

(b) Borrowers pay to Agent the Seasonal Overadvance Fee, except to the extent that the Seasonal Overadvance Fee has already been paid during the applicable calendar year, and

(d)    By adding the following new sentence at the end of the definition of "Seasonal Overadvance (Type B) Conditions" set forth in Section 1.1 of the Credit Agreement:

Notwithstanding the foregoing, at any time during the Seasonal Overadvance (Alternate Type B) Period that the foregoing conditions are not satisfied, "Seasonal Overadvance (Type B) Conditions" shall mean the Seasonal Overadvance (Alternate Type B) Conditions.

(e)    By deleting the period at the end of the definition of "Seasonal Overadvance (Type B) Period" set forth in Section 1.1 of the Credit Agreement and by substituting in lieu thereof the following:

; provided, that, during Fiscal Year 2015, the Seasonal Overadvance (Type B) Period shall also include the Seasonal Overadvance (Alternate Type B) Period.

(f)    By deleting Sections 6.8(a) and 6.8(b) of the Credit Agreement in their respective entireties and by substituting in lieu thereof the following, respectively:

(a)    Fixed Charge Coverage Ratio. During any Financial Covenant Testing Period, except when the Alternate Financial Covenant Conditions are satisfied, the Credit Parties shall not permit the Fixed Charge Coverage Ratio for Euramax and its Subsidiaries to be less than 1.00 to 1.00, with such covenant tested as of the last day of the fiscal month ending immediately prior to the Financial Covenant Testing Period for which financial statements have been delivered to Agent and Lenders pursuant to Section 5.1 and as of the last day of each fiscal month thereafter for the immediately preceding twelve-month period.

(b)    Minimum Consolidated Adjusted EBITDA. During any Financial Covenant Testing Period, as long as the Alternate Financial Covenant Conditions are satisfied, the Credit Parties shall not permit the Consolidated Adjusted EBITDA for Euramax and its Subsidiaries to be less than $52,000,000, as of any date of determination, with such covenant tested as of the last day of the fiscal month ending immediately prior to the Financial Covenant Testing Period for which financial statements have been delivered to Agent and Lenders pursuant to Section 5.1 and as of the last day of each fiscal month thereafter occurring during the Financial Covenant Testing Period for the immediately preceding twelve-month period.
3.    Ratification and Reaffirmation; Acknowledgement; and Representations and Warranties.
(a)    Each Credit Party hereby ratifies and reaffirms the Obligations, each of the Credit Documents and all of such Credit Party's covenants, duties, indebtedness and liabilities under the Credit Documents. Each Credit Party acknowledges and stipulates that the Credit Agreement and the other Credit Documents executed by such Credit Party are legal, valid and binding obligations of such Credit Party that are enforceable against such Credit Party in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Credit Party); and the security interests and Liens granted by such Credit Party in favor of Agent are duly perfected, first priority security interests and liens with respect to the ABL Priority Collateral.
(b)    Credit Parties, Agent and Lenders acknowledge that, due to a scrivener's error, the eighth amendment to the Credit Agreement that Credit Parties, Agent and Lender entered into on December 8, 2014, was mistakenly referred to as the "Seventh Amendment to Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement" (the "December 2014 Amendment"). Notwithstanding such scrivener's error, Credit Parties, Agent and Lenders acknowledge that (i) the seventh amendment to the Credit Agreement was actually the letter agreement among Credit Parties and Regions Bank, as Agent and sole Lender, dated June 11, 2014, (ii) the eighth amendment to the Credit Agreement was actually the December 2014 Amendment, and (iii) this Amendment is the ninth amendment to the Credit Agreement.

(c)    Each Credit Party represents and warrants to Agent and the Lenders, to induce Agent and the Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Credit Party and this Amendment has been duly executed and delivered by such Credit Party; and all of the representations and warranties made by such Credit Party in the Credit Agreement are true and correct on and as of the date hereof.
4.    Expenses of Agent. Credit Parties agree to pay, on demand, all reasonable costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Credit Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the reasonable and documented costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

5.    Miscellaneous. Except as expressly set forth in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Credit Documents, each of which shall remain in full force and effect. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect. Each Credit Party agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.
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This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The parties acknowledge that this Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto (but such party shall promptly deliver to Agent an original signature by overnight delivery). To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.
Very truly yours,
REGIONS BANK, as Agent
("Agent")

By: /s/ Linda Harris
Linda Harris, Senior Vice President

REGIONS BANK
("Lender")

By: /s/ Linda Harris
Linda Harris, Senior Vice President
[Signature pages continue on following page.]

Euramax International, Inc.
Euramax Holdings, Inc.
Amerimax Richmond Company

By: /s/ Mary S. Cullin
Mary S. Cullin, Chief Financial Officer